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Report of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo Bank, National Association:

We have examined management’s assertion, included in the accompanying ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the ”Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for commercial mortgage-backed securities (“CMBS”) transactions backed by pools of commercial mortgage loans and/or backed by CMBS for which the Company was appointed to perform trustee, securities administration, paying agent services, and/or related services, and for which either (a) some or all of the issued securities for such CMBS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (b) the issued securities for such CMBS transactions were privately offered pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, (i) the platform excludes any transactions for which the offered securities were issued, sponsored and/or guaranteed by any agency or instrumentality of the U.S. government or any government-sponsored entity, and (ii) the platform excludes any transactions for which the offered securities were issued pursuant to a transaction that closed prior to January 1, 2006 and for which the Company outsources all material servicing activities (as defined by Regulation AB) to a party other than Computershare Trust Company or any affiliate thereof (the “CMBS Platform”) as of and for the twelve months ended December 31, 2024. Appendix A to the ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA identifies the individual asset-backed transactions and securities defined by management as constituting the CMBS Platform.

The Company’s management has determined that the servicing criteria set forth in Item 1122(d)(1)(ii), 1122(d)(1)(iv) and 1122(d)(2)(iii) are applicable to the servicing activities performed by the Company with respect to the CMBS Platform as of and for the twelve months ended December 31, 2024 (the “Applicable Servicing Criteria”). With respect to Applicable Servicing Criterion 1122(d)(2)(iii), Management has determined that there were no activities performed during the twelve months ended December 31, 2024 with respect to the CMBS Platform, because there were no occurrences of events that would require the Company to perform such activities. The Company’s management has determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the Company because the Company does not perform activities with respect to the CMBS Platform relating to those servicing criteria. Management is responsible for the Company’s compliance with the Applicable Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Applicable Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria for the CMBS Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the CMBS Platform, testing selected servicing activities related to the CMBS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria for the CMBS Platform.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

In our opinion, management’s assertion that the Company complied with the aforementioned Applicable Servicing Criteria for the CMBS Platform as of and for the twelve months ended December 31, 2024 is fairly stated, in all material respects.

Our opinion on management’s assertion does not extend to any other information that accompanies or contains our report. We do not express an opinion or any form of assurance on the statements in Appendix B to the ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA.

/s/ KPMG LLP

Charlotte, North Carolina

February 24, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.